Exhibit 3.4

RESOURCE APARTMENT REIT III, INC.

ARTICLES OF AMENDMENT

Resource Apartment REIT III, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “Charter”) are hereby amended to provide that the Corporation has authority to issue 1,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), 250,000,000 of which are classified as shares of Class A Common Stock (the “Class A Common Stock”) and 375,000,000 of which are classified as shares of Class T Common Stock (the “Class T Common Stock”).

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire board of directors and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The foregoing amendment to the Charter shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Resource Apartment REIT III, Inc. has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this             day of                    , 2017.

WITNESS:	RESOURCE APARTMENT REIT III, INC.

By:
Shelle Weisbaum, Secretary		Alan Feldman, President